Exhibit 99.1

Deckers Outdoor Corporation Reports Second Quarter Financial Results

Company Reports Second Quarter Sales Increased 12.5% to a Record $102.5 Million

Company Reports Second Quarter Diluted EPS of $0.22

GOLETA, Calif.--(BUSINESS WIRE)--July 23, 2009--Deckers Outdoor Corporation (NASDAQGS:DECK) today announced financial results for the second quarter ended June 30, 2009.

Second Quarter Highlights

  Net sales increased 12.5% to $102.5 million versus $91.1 million for the same period last year.
  Diluted EPS was $0.22 compared to ($0.29) a year ago. Excluding non-cash, pre-tax tradename/trademark write-downs in each period of $1.0 million (the TSUBO® brand in 2009) and $14.9 million (the Teva® brand in 2008), non-GAAP* diluted EPS decreased 33.3% to $0.26 from $0.39 a year ago.
  International sales increased 36.8% to $46.5 million compared to $34.0 million for the same period last year.
  UGG® brand sales increased 22.9% to $74.4 million versus $60.6 million for the same period last year.

* See the Reconciliation of Non-GAAP Measures in the tables to follow.

Angel Martinez, President, Chief Executive Officer and Chairman of the Board of Directors, stated: “Our solid performance throughout this challenging economic period highlights the desirability of our brands and underscores our disciplined distribution strategy and ability to control expenses. Our second quarter earnings were ahead of our guidance primarily due to lower than projected operating expenses, a shift in certain marketing expenses to the second half of the year, and to a lesser extent, higher sales. The UGG brand delivered strong second quarter results, fueled primarily by shipments of fall product to our international distributors. In addition, our spring line of sandals, flip flops, fashion wedges and boots continued to retail well, an indication of the progress we have made evolving the UGG brand into a year-round brand. While our Teva brand has not been immune to the difficult market conditions, our strategy of developing broader lines of open and closed toe footwear with more compelling price points is resonating with consumers and allowing us to capture market share. Simple® brand sales continue to be driven by increased awareness of ecoSNEAKS® and greater distribution for the collection with accounts such as Nordstrom and Journeys. We remain optimistic about our near and long-term growth prospects and approach the second half of the year having improved our cash, cash equivalents and short-term investments position by over $50 million to over $175 million compared to nearly $125 million as of June 30, 2008.”

Division Summary

UGG® Brand

UGG brand net sales for the second quarter increased 22.9% to $74.4 million compared to $60.6 million for the same period last year. The sales gain was primarily attributable to an increase in global shipments of fall product versus the same period a year ago.

Teva® Brand

Teva brand net sales decreased 10.6% to $22.6 million for the second quarter compared to $25.2 million for the same period last year. The decline in sales was the result of lower reorders in the second quarter compared with the year ago period combined with lower closeout sales due to an improved inventory position versus last year.

Simple® Brand

Simple brand net sales for the second quarter decreased 25.2% to $3.5 million compared to $4.7 million for the same period last year. Simple brand sales were higher in the second quarter of 2008 in part due to the launch of Planet Walkers®, and a lower than normal rate of reorder business in the second quarter of 2009.

Other Brands

Combined net sales of the Company’s other brands, TSUBO® and Ahnu®, were $2.1 million for the second quarter of 2009 compared to $0.7 million in TSUBO brand sales for the same period last year. The Company acquired the TSUBO brand in the second quarter of 2008 and the Ahnu brand in the first quarter of 2009. Accordingly, 2008 only reflects a partial quarter of TSUBO brand sales activity. As of June 30, 2009, the Company conducted an impairment evaluation of the TSUBO brand trademarks included in intangible assets on its condensed consolidated balance sheet. Based on the results of the evaluation, the Company wrote down the value of the trademarks and recorded a non-cash, pre-tax charge of $1.0 million for the second quarter ended June 30, 2009.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, decreased 18.1% to $5.3 million for the second quarter compared to $6.4 million for the same period a year ago. The decrease in sales resulted from more first quarter backorders carried into and shipped in the second quarter of 2008 than 2009 for the UGG brand, a decline in our conversion rates for all brands and lower average selling prices for Teva and Simple brand products.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 100.0% to $6.1 million for the second quarter compared to $3.1 million for the same period a year ago, primarily as a result of more store locations in 2009. For those stores that were open during the full three months ended June 30, 2008 and 2009, same store sales grew by 8.4%.

Inventories

At June 30, 2009, inventories increased 29.1% to $145.6 million versus $112.8 million for the same period a year ago. By brand, the UGG brand increased by $39.7 million to $130.3 million compared to $90.6 million for the same period last year, the Teva brand decreased by $6.3 million to $7.9 million compared to $14.1 million for the same period last year and the Simple brand decreased by $3.1 million to $3.8 million compared to $6.9 million for the same period last year. TSUBO and Ahnu brand inventory totaled $3.7 million at June 30, 2009. It is important to note that the majority of the UGG brand’s business is pre-booked and the increase in the UGG brand’s inventory is necessary to fulfill the volume of orders currently on the books. In addition, $6.8 million of the increase in UGG brand inventory was from the Company’s retail store inventory, due in part to the Company’s additional retail stores at June 30, 2009 compared to a year ago.

Full-Year 2009 Outlook

  Based upon the UGG brand’s second quarter performance coupled with increased visibility into the second half of the year, the Company is raising its full year revenue outlook. The Company now expects its full year revenue to increase approximately 9% to 10% over 2008, compared to previous guidance of approximately 7% to 9%.
  The Company reiterated its previous outlook for full year non-GAAP diluted earnings per share to be flat to up slightly over the $7.27 non-GAAP diluted EPS in 2008, which excludes pre-tax impairment charges of $1.0 million for 2009 and $35.8 million for 2008 as described in our earnings release for the fourth quarter ended December 31, 2008. This guidance assumes a gross profit margin of approximately 44.5% compared to its previous expectation of approximately 45.0% and SG&A as a percentage of sales of approximately 24.5% compared to its previous expectation of approximately 25.0%.

Third and Fourth Quarter Outlook

  The Company currently expects third quarter 2009 revenue and diluted earnings per share to increase approximately 14.0% and 10.0%, respectively, over 2008 levels. This guidance assumes a gross profit margin of approximately 43.0% and SG&A as a percentage of sales of approximately 22.5%.
  The Company currently expects fourth quarter 2009 revenue to decrease slightly and non-GAAP diluted earnings per share to decrease approximately 4% from 2008 levels, which excludes pre-tax impairment charges of $20.9 million for the fourth quarter ended December 31, 2008 as described in our earnings release for that period. The projected sales and earnings decline for the fourth quarter is being driven by a shift of sales to the third quarter to accommodate customer requests for early deliveries of the UGG brand. This guidance assumes a gross profit margin of approximately 47.5% and SG&A as a percentage of sales of approximately 20.0%.

The Company’s conference call to review second quarter fiscal 2009 results will be broadcast live over the internet today, Thursday, July 23, 2009 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Teva®, Simple® Shoes, TSUBO®, Ahnu® and Deckers® Brand are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual operating results in the future may differ materially from the future financial performance expected at the current time. Those risks and uncertainties include, among others: the continued decline of the global economy; our ability to anticipate fashion trends; consumer demand or inventory needs; whether the UGG brand will continue to grow at the same rate it has experienced in the past; impairment charges related to our brands’ intangible assets if our product sales or operating performance decline to a point that the fair value of our brands’ intangible assets do not exceed their carrying values; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; increased costs of manufacturing in China and actions by the Chinese government; currency fluctuations; our ability to implement our growth strategy; the success of our customers, their ability to perform in an adverse economic environment and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; a downturn in key market economies; volatile credit markets; liquidity and market risks for our cash equivalents and short-term investments; the risk of losing key personnel; a delay or interruption in the delivery of merchandise to our customers; and the sensitivity of our sales to seasonal and weather conditions. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we filed with the Securities and Exchange Commission on March 2, 2009, and under “Risk Factors” in any subsequent filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

Assets	June 30, 2009	December 31, 2008

Current assets:
Cash and cash equivalents	$108,163	176,804
Restricted cash	300	300
Short-term investments	67,144	17,976
Trade accounts receivable, net	63,068	108,129
Inventories	145,644	92,740
Prepaid expenses and other current assets	4,849	3,691
Deferred tax assets	13,324	13,324
Total current assets	402,492	412,964

Restricted cash	400	700
Property and equipment, at cost, net	32,637	28,318
Intangible assets, less applicable amortization	24,934	24,034
Deferred tax assets	17,447	17,447
Other assets	458	258

	$478,368	483,721

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$51,442	42,960
Accrued expenses	13,218	27,672
Income taxes payable	3,527	24,577
Total current liabilities	68,187	95,209

Long-term liabilities	5,185	3,847

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	131	131
Additional paid-in capital	120,426	115,214
Retained earnings	283,734	268,515
Accumulated other comprehensive income	391	392
Total Deckers Outdoor Corporation stockholders' equity	404,682	384,252
Noncontrolling interest	314	413
Total equity	404,996	384,665

	$478,368	483,721

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended June 30,		Six-month period ended June 30,
	2009	2008	2009	2008

Net sales	$102,548	91,116	236,774	188,651
Cost of sales	61,763	54,776	137,076	106,163
Gross profit	40,785	36,340	99,698	82,488

Selling, general and administrative expenses	36,560	28,384	76,147	57,472
Impairment loss	1,000	14,900	1,000	14,900
Income (loss) from operations	3,225	(6,944)	22,551	10,116

Other (income) expense, net:
Interest income	(276)	(663)	(872)	(2,052)
Interest expense	(940)	39	(923)	71
Other, net	(23)	(6)	(42)	(257)
Income (loss) before income taxes	4,464	(6,314)	24,388	12,354

Income tax expense (benefit)	1,697	(2,494)	9,268	4,880

Net income (loss)	2,767	(3,820)	15,120	7,474
Less: Net loss attributable to the noncontrolling interest	(112)	----	(99)	---

Net income (loss) attributable to Deckers Outdoor Corporation	$2,879	(3,820)	15,219	7,474

Net income (loss) attributable to Deckers Outdoor Corporation common stockholders per share:
Basic	$0.22	(0.29)	1.16	0.57
Diluted	$0.22	(0.29)	1.15	0.57

Weighted-average common shares:
Basic	13,116	13,032	13,103	13,020
Diluted	13,210	13,032	13,208	13,178

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended June 30,
	2009	2008

Income (loss) before income taxes	$4,464	(6,314)
Add back impairment charges	1,000	14,900

Income before income taxes excluding impairment charges	5,464	8,586

Income tax expense (1)	2,076	3,391
Net income excluding impairment charges	3,388	5,195

Less: Net loss attributable to the noncontrolling interest	(112)	----

Net income excluding impairment charges attributable to
Deckers Outdoor Corporation	$3,500	5,195

Net income excluding impairment charges attributable to Deckers Outdoor Corporation common stockholders per share:
Basic	$0.27	0.40
Diluted	$0.26	0.39

Weighted-average shares:
Basic	13,116	13,032
Diluted	13,210	13,189

(1) The non-GAAP income tax expense for the periods presented above assume the same effective tax rates as the GAAP income tax expense for those periods.

Use of Non-GAAP Financial Measures

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable period, the Company also used non-GAAP measures of net income and earnings per share, which are adjusted from the GAAP-based results to exclude non-cash impairment charges. This adjustment is not in accordance with or an alternative for GAAP. This adjustment is provided to enhance an overall understanding of the Company's financial performance for the applicable period and is an indicator management uses for planning and forecasting future periods.

The excluded items represent non-cash impairment charges associated with the write-downs of the Company's TSUBO trademarks during the three-month period ended June 30, 2009 and the Company's Teva trademarks during the three-month period ended June 30, 2008 because management does not believe these expenses are indicative of the Company's core business. Even though such items have occurred in the past and may recur in future periods, it is driven by events that are not directly related to the Company's ongoing core business operations. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

CONTACT:
Deckers Outdoor Corporation
Zohar Ziv, 805-967-7611
Chief Operating Officer
or
ICR
Investor Relations:
Chad Jacobs or Brendon Frey, 203-682-8200